Exhibit 10.1

BINDING LETTER OF INTENT

October 14, 2025

This Letter of Intent (this “LOI”) summarizes the principal terms relating to a merger (the “Merger”) transaction to be entered into between a to be formed wholly-owned subsidiary (“Merger Sub 1”) of urban-gro, Inc., a Delaware corporation (the “Company”), an additional wholly-owned subsidiary (“Merger Sub 2”) of the Company, and Flash Sports & Media, Inc., a Delaware corporation (“Flash”). The parties intend that this create a binding obligation on each party’s part to act in the utmost good faith to expeditiously negotiate, execute and deliver a Definitive Agreement (as defined below) between the parties to be consummated as soon as practicable, and all parties hereto may rely justifiably on the binding nature of this LOI.

Cash Advances:	Flash shall pay a refundable deposit to the Company of $200,000 within no later than fifteen (15) days of signing this LOI.

Company Requirements:	At or prior to closing, the Company shall satisfy the following requirements:

	●	Current in filing reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

	●	Listed on Nasdaq;

	●	Current with all its Exchange Act filings; and

	●	Sufficient authorized but unissued shares of the company’s common stock (“Common Stock”) to consummate the Merger and the conversion of Preferred Stock (as defined below).

Stock Split:	Concurrently with the closing of the Merger, the Company shall effectuate a reverse stock split with a ratio of at least 1-for-15 (the “Stock Split”).

Merger Structure:	At the closing of the Merger, Merger Sub 1 shall merge with and into Flash (the “First Merger”), such that Flash shall become a wholly owned subsidiary of the Company (following the Merger, the “Combined Company”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, Flash will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Merger”). The former stockholders of Flash shall receive, as merger consideration, (i) unregistered shares of Common Stock equal in the aggregate to 19.99% of the Company’s outstanding shares of common stock as of immediately prior to the First Merger and (ii) shares of a new series of preferred stock (the “Preferred Stock”) that is non-voting and economically equivalent to Common Stock but that may only be converted upon the effectiveness of the Stockholder Approval (as defined below), such that the former stockholders of Flash would be anticipated to hold approximately 90% of the post-merger Combined Company, assuming full conversion of the Preferred Stock.

Upon closing of the Merger, the Combined Company shall change its name to Flash Sports & Media Holdings, Inc. or a similar name (the “Name Change”), and obtain a new trading symbol consistent with such name.

Definitive Agreement:	Immediately following the execution of this LOI, the parties shall commence negotiation of a definitive merger agreement relating consummation of the Merger and setting forth the legally binding terms therefor (the “Definitive Agreement”) and shall use their best efforts to execute the Definitive Agreement on the date when the Company becomes current with its SEC filings. The Definitive Agreement shall include the terms summarized in this LOI and such other representations, warranties, conditions, covenants, indemnities and other terms as are customary for transactions of this kind and not inconsistent with this LOI. The representations and warranties contained in the Definitive Agreement shall not survive the Merger.

Pre-Merger Assets:	Following the Merger, the Company shall use its best efforts to sell all of its pre-closing assets and assign its pre-closing liabilities, but in no case later than 90 days after the Merger.

Board Composition:	The board of directors of the Company following the Merger (the “Combined Company”) shall be comprised of five (5) directors, of which (i) one (1) director shall be designated by the former stockholders of Flash and (iii) four (4) directors designated by the current board of the Company. Following the conversion of the Preferred Stock, the board of directors of the Company shall be comprised of five (5) directors, of which (i) four (4) directors shall be designated by the former stockholders of Flash and (iii) one (1) director designated by the current board of the Company. The composition of the Board shall satisfy all Securities and Exchange Commission (“SEC”) and Nasdaq requirements.

Stockholder Approval:	As soon as reasonably practicable following the Merger, the Company shall file a preliminary and a definitive proxy statement seeking stockholder approval (the “Stockholder Approval”) of the conversion of the Preferred Stock, the Name Change, and the Stock Split.

Restrictions on Transfer:	Resales of Common Stock acquired in the Merger shall be in accordance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Governing Law:	This LOI and the definitive documentation referred to herein shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of law thereof that might cause the law of another jurisdiction to apply.

Closing:	The closing of the Merger shall be conditioned on each other and shall occur promptly after the parties negotiate the Definitive Agreement.

Conditions to Closing of Merger:	Conditions to closing the Merger in favor of the Company: (i) execution and delivery of the Definitive Agreement; (ii) representations and warranties of Flash are true and correct as of closing; (iii) board resolutions approving the Merger; (iv) good standing certificate of Flash; (v) receipt of a fairness opinion from the Company’s financial advisor stating that the Merger is fair, from a financial point of view, to the Company; (vi) Flash shall have satisfied all covenants required to be satisfied at or prior to closing; (vii) Nasdaq shall have approved an initial listing application of Flash and the Company on a post-Merger basis; and (viii) receipt of PCAOB audited financial statements of Flash for the prior two fiscal years and unaudited reviewed financial statements for any required interim periods.

Conditions to closing the Merger in favor of Flash: (i) execution and delivery of the Definitive Agreement; (ii) representations and warranties of the Company are true and correct as of closing; (iii) the Company has satisfied all covenants required to be satisfied at or prior to closing; (iv) board resolutions and stockholder resolutions of Flash approving the transactions; (v) good standing certificate of the Company; and (vi) Nasdaq shall have approved an initial listing application of Flash and the Company on a post-Merger basis.

Exclusivity:	The Company shall be prohibited from directly or indirectly soliciting or providing any information to or entering into any agreement with any entity or person concerning any reverse merger transaction for a period beginning on the receipt of the initial Cash Advance payment and ending 90 days following the execution of this LOI (the “Exclusivity Period”). If, during the Exclusivity Period, the Company, any of its subsidiaries, or any officer, director, employee, representative or other agent of the Company or any of its subsidiaries, receives any inquiry or offer with respect to such a transaction, then the Company is required to advise Flash of such inquiry or offer (including all terms thereof) and provide to Flash copies of all written documents memorializing or relating to such inquiry or offer.

Due Diligence and Access:	After the date of this LOI, the parties and their representatives shall continue their detailed due diligence investigation of each other. Such due diligence shall include, but shall not be limited to, a complete review of the legal, financial, tax, environmental, intellectual property, and labor records and agreements of the business, and any other matters that the parties’ legal counsel, accountants, tax or other advisors reasonably deem relevant.

From and after the date of this LOI each party shall reasonably respond to the other party’s due diligence inquiries and shall authorize its representatives to provide the other party’s officers, employees, representatives and advisors with full access to its records, key employees, advisers and operations for the purpose of the other’s due diligence.

Confidentiality:	Both parties agree to maintain the confidentiality of this LOI and all related discussions, unless disclosure is required by law or agreed upon in writing; provided, however, that, on the advice of legal counsel, the Company may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure.

Public Announcements:	Each party shall consult with the other party before issuing any press release or otherwise making any public statements with respect to the Merger or this LOI and shall not issue any such press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the LOI or the Merger without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, the Company may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure.

Conditions and Approvals:	Subject to the “Effect and Enforceability” clause below, the obligations of the parties hereto to close the transactions contemplated by the definitive documentation shall be conditioned upon the requisite stockholder and board approval, the material accuracy of the representations and warranties of the other parties, performance in all material respects of all covenants required to be performed at or prior to each of the closings, satisfactory completion of due diligence by the parties hereto and other conditions to closing customary in transactions of this type.

Term and Termination	This LOI will terminate upon the earliest to occur of the following (the “Termination Date”):

● The date immediately following the last day of the Exclusivity Period;

● Immediately upon any failure by Flash to pay any Cash Advance when due;

● A delisting of the Company’s Common Stock on the Nasdaq Capital Market; or

● Mutual agreement of the parties.

“Term” shall mean the period of time from the date of this LOI until the Termination Date.

Effect and Enforceability:	The Company and Flash agree that, notwithstanding anything to the contrary contained herein, only the agreements and obligations of the Company and Flash pursuant the provisions herein titled “Governing Law,” “Confidentiality,” “Public Announcements,” “Effects and Enforceability,” and “Legal Fees” shall survive any termination or expiration of this LOI. Notwithstanding the foregoing, the provisions set forth herein shall be binding upon the parties. For the avoidance of doubt, following the Termination Date, Flash shall have no further obligations pursuant to the provision herein entitled “Cash Advances.” The Company and Flash acknowledge that there may be material provisions and terms relating to the Merger that have not yet been negotiated or agreed as between the parties, and that the Company and Flash will not have any rights or any legally binding obligations with respect to such matters until the Definitive Agreement relating to the Merger has been approved by each of the Company, Merger Sub 1, Merger Sub 2 and Flash, and executed and delivered by each of them and/or their respective affiliates, as applicable. The transactions described in this LOI shall be subject to, among other things, (i) execution of Definitive Agreement mutually satisfactory to the Company and Flash, (ii) the reasonable satisfaction of the Company and Flash with conditions thereto, and (iii) satisfaction of the Company and Flash with the results of its respective due diligence investigation. Each party covenants not to institute or participate in any proceeding seeking to establish a contrary interpretation.

Legal Fees:	Except for the payment of the Cash Advances, each party shall be responsible for all of its own costs and expenses incurred by it or its affiliates in connection with the structuring, documentation, negotiation and closing of the transactions contemplated by the transaction documents in connection with the Merger.

Entire Agreement	This LOI supersedes any prior written or oral communications or agreements between Flash and the Company relating to its subject matter and constitutes the entire agreement of the parties with respect thereto. This LOI may not be amended, except in a writing signed by each of Flash and the Company. Except as otherwise set forth herein, the provisions contained in this LOI shall be binding upon the parties until such time as the parties execute and deliver the Definitive Documentation at which time the Parties shall be bound by the terms thereof.

Execution of LOI:	Each party agrees that this LOI may be executed by handwritten or electronic signature of a person authorized to execute this LOI on behalf of each party, respectively, in one or more counterparts each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same document.

THESE TERMS AND CONDITIONS CONTAINED HEREIN REPRESENT A BINDING COMMITMENT TO CONSUMMATE THE TRANSACTION SUBJECT TO EXECUTION OF THE DEFINITIVE AGREEMENT CONSISTENT WITH THE TERMS OF THIS LOI. NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE CONTAINED HEREIN TO THE CONTRARY, THE COMPANY AND FLASH, BY ITS SIGNATURE BELOW, HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT THIS LOI SHALL BE BINDING UPON THE PARTIES.

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AGREED AND ACCEPTED:

URBAN-GRO, INC.

By:	/s/ Bradley Nattrass
	Name:	Bradley Nattrass
	Title:	Chairman and Chief Executive Officer

FLASH SPORTS & MEDIA, INC.

By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chief Executive Officer